Exhibit 3.1

New Jersey Division of Revenue

CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(For Use by Domestic Profit Corporation)

Pursuant to the provisions of Sections 14A:9-2(2), 14A:9-4(2), and 14A:7-15.1(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, dated February 5, 2024:

1.	The name of the Corporation is: MyMD Pharmaceuticals, Inc.

2.	The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the Corporation on January 22, 2024:

Resolved that each thirty (30) issued and outstanding shares of the Corporation’s Common Stock, without par value, shall be combined into one (1) share of the Corporation’s Common Stock, without par value, and that Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article IV in its entirety and substituting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have authority to issue is sixty-six million six hundred and sixty-six thousand six hundred and sixty-six (66,666,666) shares, of which sixteen million six hundred and sixty-six thousand six hundred and sixty-six (16,666,666) shares shall be common stock, without par value (“Common Stock”), and 50 million (50,000,000) shares shall be preferred stock, without par value (“Preferred Stock”). Of the 50 million shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, the Corporation previously approved and designated 1,990,000 shares as Series C Convertible Preferred Stock, of which 1,990,000 shares remain designated as Series C Convertible Preferred Stock, 211,353 shares as Series D Convertible Preferred Stock, of which 211,353 shares remain designated as Series D Convertible Preferred Stock, 100,000 shares as Series E Junior Participating Preferred Stock, of which 100,000 shares remain designated as Series E Junior Participating Preferred Stock, and 15,000 shares as Series F Convertible Preferred Stock, of which 15,000 shares remain designated as Series F Convertible Preferred Stock, which will remain in full force and effect after the filing of this Amended and Restated Certificate of Incorporation. The rights, preferences, privileges and restrictions of such previously designated Preferred Stock are set forth in Annex A, B, and C respectively, hereto, and in that certain Certificate of Designations of Series F Convertible Preferred Stock filed with the Secretary of State of the State of New Jersey on March 16, 2023, all of which are incorporated herein by reference.

Simultaneously with the effective time stated in this amendment (the “Effective Time”) and without regard to any other provision of these Articles of Incorporation, each share of the Corporation’s Common Stock either issued or outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as (without any further act) into a smaller number of shares such that each thirty (30) shares of Old Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time is combined into one (1) share of Common Stock (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

3.	This amendment provides for the combination of the Corporation’s shares of common stock, as set forth under Item 2 above.

4.	This amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share combination exceeding the percentage of authorized shares that was unissued before the share combination.

5.	This amendment shall be effective on February 14, 2024, at 4:05 p.m. Eastern Standard Time.

[Signature page follows.]

[Signature page to Certificate of Amendment (Reverse Stock Split)]

IN WITNESS WHEREOF, MyMD Pharmaceuticals, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 5th day of February, 2024.

MyMD Pharmaceuticals, Inc.

By:	/s/ Christopher Chapman, M.D.
Name:	Christopher Chapman, M.D.
Title:	President and Chief Medical Officer